Exhibit 4.14

AMENDMENT TO SENIOR SECURED PROMISSORY NOTE

This AMENDMENT, dated October 23, 2017 (the “Amendment”), to that certain senior secured promissory note of ADial Pharmaceuticals, LLC, as predecessor-in-interest to Adial Pharmaceuticals, Inc. (the “Company”), in the original principal amount of $287,500.00, dated May 1, 2017 (the “Note”) held by FirstFire Global Opportunities Fund LLC (“Holder”) is entered into by and between the Company and Holder. Capitalized terms used herein and not defined shall have the meanings set forth in the Note.

WITNESSETH:

WHEREAS, the Maturity Date of the Note is November 1, 2017;

WHEREAS, the Company and Holder desire to extend the Maturity Date to December 4, 2017 upon the terms and conditions set forth herein;

 NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Note as follows:

1.	The Maturity Date shall mean, and be extended to, December 4, 2017.
2.	On the Maturity Date the Company shall pay to Holder, and the Holder will accept, the sum of $349,900 in full and complete satisfaction of the principal sum of the Note and all accrued and unpaid interest thereon.
3.	The Note, as amended by this Amendment, contains the entire agreement between the parties hereto regarding the subject matter thereof, and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.
4.	This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.
5.	This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Adial Pharmaceuticals, Inc.		FirstFire Global Opportunities Fund LLC

By FirstFire Capital Management LLC, its manager

By:	/s/ William Stilley	By:	/s/ Eli Fireman
Name:	William Stilley	Name:	Eli Fireman
Title:	Chief Executive Officer